EXHIBIT 99.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

AMENDED AND RESTATED EMPLOYEE SHARE OWNERSHIP PLAN

1.	PURPOSE

This Plan is hereby established for the purpose of enabling Employees to acquire shares of Fairfax, and participate in the long term performance of Fairfax, through payroll deductions with financial assistance provided by the Participating Companies.

2.	DEFINITIONS

As used in the Plan:

(a)	“Account” or “Participant’s Account” means the account established for a Participant as provided in subparagraph 8(a).

(b)	“Active Participant” means a Participant who continues to make Participant Contributions pursuant to subparagraph 5(a).

(c)	“Bonus Contribution” has the meaning set out in subparagraph 6(b).

(d)
“Company” or “Fairfax” means Fairfax Financial Holdings Limited, and reference to any action to be taken, consent, approval or opinion to be given, or discretion or decision to be exercised or made by the Company shall refer to Fairfax acting through its board of directors or any executive (Vice President or higher) of Fairfax.

(e)	“Company Contributions” means the contributions of Participating Companies to the Plan provided for in subparagraph 6(a).

(f)
“Earnings” means the gross amount of basic salary paid by a Participating Company to a Participant in respect of any pay period (or portion thereof) during which such person is a Participant (“basic salary” excludes overtime pay, bonuses, incentive pay and any benefits).

(g)	“Effective Date” means November 1, 1987.

(h)	“Eligible Employee” means an Employee who is eligible to participate in the Plan pursuant to the provisions of paragraph 3.

(i)	“Employee” means a person who is employed by a Participating Company.

(j)	“Month” or “Plan Month” means a calendar month.

(k)	“Participant” means any Eligible Employee who has elected to participate in the Plan pursuant to the provisions of paragraph 4.

(l)	“Participant Contributions” means the contributions of Participants to the Plan pursuant to the provisions of paragraph 5.

(m)
“Participating Company” means the Company and any other corporation which is related to the Company within the meaning of the Income Tax Act (Canada) that shall have elected to participate in the Plan with the consent of the Company.

(n)	“Plan” means this Fairfax Financial Holdings Limited Employee Share Ownership Plan, as amended from time to time.

(o)	“Probationary Period” means the probationary period applied for the purposes of the Plan to new Employees by a Participating Company.

(p)	“Shares” means the subordinate voting shares without nominal or par value in the capital of the Company and includes fractions thereof.

(q)	“Trustee” shall mean Sun Life Assurance Company of Canada (and any of its subsidiaries) or such successor or successors as may be appointed for purposes of the Plan pursuant to paragraph 12.

(r)	“Year” or “Plan Year” means a calendar year other than 1987. The period between the Effective Date and December 31, 1988 shall also be a Year and a Plan Year.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

3.	ELIGIBILITY

Each Employee who is employed on a full-time basis, has completed his Probationary Period and has not previously elected to withdraw from the Plan shall be eligible to participate in the Plan. Eligibility for part-time and contract Employees of any Participating Company, or for any Employee of a Participating Company who has previously elected to withdraw from the Plan, shall be determined by that Participating Company.

4.	PARTICIPATION

(a)	Participation in the Plan shall be entirely voluntary and shall not be construed to give any Employee the right to be employed or to continue to be employed by a Participating Company.

(b)
An Eligible Employee may elect to participate in the Plan by submitting the enrollment form prescribed from time to time by the relevant Participating Company, indicating his desired level of contribution in accordance with the provisions of paragraph 5, and such enrollment form shall for all purposes be deemed to be an application to participate in the Plan.

5.	CONTRIBUTIONS BY PARTICIPANTS

(a)	Contributions to the Plan shall be made by Participants by means of deduction from each payroll.

(b)
A Participant shall indicate on the enrollment form that percentage of his Earnings which is to be deducted by the Company as Participant Contributions and deposited in the Plan on behalf of the Participant. A Participant’s contribution level for the purposes of Participant Contributions through payroll deductions must be not less than one percent (1%), but cannot, subject to subparagraph 5(c), exceed ten percent (10%), of his Earnings. Deductions indicated on an enrollment form shall not be effective with respect to any Month unless such form is received at least ten (10) days prior to the commencement of such Month.

(c)
A Participant’s contribution level described in subparagraph 5(b) may exceed ten percent (10%) of his Earnings by up to an additional fifteen percent (15%) of his Earnings, but no such excess Participant Contributions will be included in calculating Company Contributions or Bonus Contributions.

(d)
A Participant may terminate and recommence his Participant Contributions or increase or decrease his Participant Contribution level with respect to a Month for a period of not less than three (3) Months. Notice of such termination, recommencement or change in Participant Contribution level shall be given on a change in enrollment form and shall not be effective with respect to any Month unless such notice is received at least ten (10) days prior to the commencement of such Month.

(e)
A Participant may not make Participant Contributions while he is on a leave of absence. Notwithstanding subparagraph 6(b), any Bonus Contribution to be made by a Participating Company during a Participant’s leave of absence will be added to the Participant’s Account if and when the Participant returns to work.

6.	CONTRIBUTIONS BY A PARTICIPATING COMPANY

(a)
Each Participating Company shall, soon after the last day of each Month, make a contribution to the Plan in respect of each Participant who was an Employee of that Participating Company during such Month equal to thirty percent (30%) of the amount of Participant Contributions made in accordance with subparagraphs 5(a) and 5(b) by that Participant to the Plan in that Month.

(b)
Each Participating Company shall, within three (3) Months after the end of each Plan Year in which that Participating Company has met its previously announced condition for that year for making the additional contribution to the Plan contemplated by this subparagraph 6(b), make an additional contribution to the Plan equal to twenty percent (20%) of the amount of Participant Contributions, made for such Plan Year in accordance with subparagraphs 5(a) and 5(b) by Employees described in the remainder of this sentence, which remained in the Plan at the time of the last Participant Contribution for such Plan Year (“Bonus Contribution”), and each such Bonus Contribution shall be allocated on a pro rata basis to each Employee of that Participating Company who was an Active Participant both at the end of, and on the last day of the February immediately following the end of, the relevant Plan Year, or who on either of the two dates mentioned immediately above was on a leave of absence but was an Active Participant immediately prior to the commencement of that leave.

7.	USE OF DIVIDENDS

The Trustee shall use all dividends (net of applicable withholding taxes) paid on the Shares in a Participant’s Account, soon after receipt thereof, to purchase in the open market additional Shares on behalf of that Participant.

8.	ACCOUNTS AND ALLOCATIONS TO PARTICIPANTS

(a)
The Trustee shall establish and maintain a separate account for each Participant showing the total number of Shares and fractions thereof purchased on his behalf and the total amount of cash held on his behalf (resulting from contributions and other amounts allocated to him and not yet used to purchase Shares), and shall provide semi-annual (or more frequent periodic) statements to each Participant of transactions, and assets, in such Participant’s Account.

(b)
All Participant Contributions to the Plan shall be forwarded by the Participating Company in a timely manner to the Trustee on a Monthly (or more frequent) basis, and all Participant Contributions, Company Contributions and Bonus Contributions shall be allocated by the Trustee to the Accounts of the Participants at the time such contributions are received by the Trustee.

9.	VESTING

All contributions allocated to a Participant’s Account shall vest irrevocably in that Participant immediately upon being so allocated.

10.	PURCHASE OF SHARES

(a)
Amounts allocated in accordance with subparagraph 8(b) to the Account of a Participant shall be used by the Trustee on a monthly basis, soon after the end of each Month, to purchase in the open market Shares on behalf of the Participant.

(b)	All Shares purchased by the Trustee pursuant to the provisions of paragraph 7 or subparagraph 10(a) shall be held by the Trustee (in trust, if required by law) on behalf of the applicable Participant.

(c)
Voting rights with respect to Shares held in a Participant’s Account by the Trustee on behalf of a Participant shall be exercised by the Trustee only if and in the manner directed in writing by the Participant.

11.	PAYMENTS OUT OF THE PLAN

A Participating Company may in its sole discretion, not more frequently than annually, permit Participants to request and receive a distribution of part or all of the Shares held in his Account.  In addition, a Participant may apply to the Trustee at any time and from time to time to receive a distribution of part or all of the Shares, cash in lieu of fractions thereof, and cash held in his Account, provided that the decision whether to grant any such application shall be at the sole discretion of the Company, which discretion may be exercised in a non-uniform and discriminatory manner from case to case, and subject to such reasonable requirements as the Trustee may impose. A Participant who is not resident in Canada or the United States may request that any of the Shares to be distributed to him in accordance with this paragraph 11 be instead sold and that the net proceeds of such sale be sent to him, and the Trustee shall give effect to any such request.

12.	THE TRUSTEE

(a)
The Trustee shall be appointed by the Company. The Company may at any time remove any Trustee so appointed and may appoint a successor or successors to fill any vacancy created by any reason whatever. The Trustee will, where required by law, be acting as a trustee (as well as a plan administrator); otherwise (notwithstanding the defined term), it will be acting as a plan administrator.

(b)
The Trustee shall maintain such records and furnish such statements as are appropriate in connection with the operation and administration of the Plan. Neither the Trustee nor any person acting on its behalf nor any director, officer or employee of the Trustee shall be liable for any action or failure to act under or in connection with the Plan except for his own bad faith or wilful misconduct. The Trustee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by it in connection with or resulting from any claim, action, suit or proceeding to which it may be a party or in which it may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by it in settlement thereof (with the Company’s written approval) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of its bad faith or wilful misconduct; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding, the Trustee shall in writing give the Company an opportunity, at the Company’s own expense, to handle and defend the same for and on behalf of the Trustee before the Trustee undertakes to handle and defend it on its own behalf.

(c)
The Trustee shall be entitled to rely on all certificates, reports, opinions and other documents furnished by any broker, accountant or auditor or by counsel to the Company and shall be indemnified and held harmless by the Company as provided in subparagraph 12(b) in respect of any acts done in good faith and in reliance on such certificates, reports, opinions or other documents.

13.	PARTICIPANT’S RIGHTS NOT TRANSFERABLE

Except as expressly provided or permitted herein or as expressly provided by law (eg., in the event of death or bankruptcy), no right or interest of any Participant in any of the Shares or cash held on the Participant’s behalf by the Trustee under the Plan shall be assignable or transferable, in whole or in part.

14.	LEAVING THE COMPANY OR WITHDRAWING FROM THE PLAN

Within a reasonable period after the end of the Month in which a Participant’s employment is terminated for any reason (other than for the purpose of becoming employed by another Participating Company) or a Participant elects to withdraw from the Plan, the Participant will receive a distribution of all of the Shares, cash in lieu of fractions thereof, and cash in his Account (alternatively, if the Participant is not resident in Canada or the United States, the Participant may request that any of the Shares to be distributed to him in accordance with this paragraph 14 be instead sold and that the net proceeds of such sale be sent to him, and the Trustee shall give effect to any such request).

15.	INTERPRETATION, REGULATIONS AND AMENDMENT

(a)
The Company may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith as it may deem necessary or advisable for the administration and operation of the Plan. The Company may delegate to any person or group of persons (“person” includes, without limitation, a corporation) such administrative duties and powers relating to the Plan as it sees fit.

(b)
The Company may at any time provide for the availability to the Participants of tax-favoured plan options within the Plan (for example, for Canadian-resident Participants, a registered retirement savings plan or a tax-free savings account). If it does so, it shall provide for documentation, and for operational, administrative and registration procedures, necessary or useful to operate each such plan option.

(c)
The Company may amend or discontinue the Plan at any time, but no such amendment or discontinuance may, without the consent of a Participant, alter or impair his rights accrued to that point under the Plan.

(d)
The Company shall have such power to interpret the provisions of the Plan and to formulate such administrative or operational provisions for carrying them out as at any time and from time to time the Company deems proper and in its best interests.

(e)
Notwithstanding any provision of the Plan, the Company may, in its sole discretion, permit generally or in any specific case, without any limitation on frequency, any variation of any provision of the Plan requested by a Participant or a Participating Company.  Any such variation may be non-uniform or discriminatory, and no such variation shall have any precedent value on any other request for variation.

(f)	Anything done by the Company under any of subparagraphs 16(a) to (e) shall be binding and conclusive on the Company, on all Participating Companies and on all Participants and other Employees.

16.	COSTS

The Participating Companies shall pay all costs of administering and operating the Plan and all brokerage fees incurred in purchasing Shares pursuant to the Plan.

17.	NO LIABILITY

No Participating Company shall have any liability whatsoever to any Participant for any loss relating to Shares or the value thereof, including without limitation any loss resulting from a decline in the market value of any Share.

18.	APPLICABLE LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada, and all rights and obligations under the Plan shall be determined in accordance with such laws.

19.	ADOPTION OF PLAN

The Plan was originally created by Fairfax on the 3rd day of March, 1988, and this amendment and restatement became effective on September 12, 2014.

/ESOP Amended and Restated as at 09/12/2014